SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (date of earliest event reported):
November 23, 2007

FastFunds Financial Corporation
(Exact name of registrant as specified in charter)

Nevada	333-1026D	87-0425514
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

319 Clematis Street – Suite 703
West Palm Beach, Florida 33401
(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code:  (561) 514-9042

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

In February 2007, FastFunds Financial Corporation (the “Registrant”) renewed $283,000 of convertible promissory notes that mature on February 28, 2008 and carry a stated interest rate of 10% per annum payable quarterly (the “Renewal Notes”).  In April 2007, the Registrant, through a financial advisor, restructured $1,825,000 of promissory notes that carry a stated interest rate of 15% payable quarterly and mature on February 28, 2008 (the “Restructured Notes”).  The Renewal Notes and the Restructured Notes (collectively the “Promissory Notes”) presently have an outstanding principal balance of $2,093,000 together with accrued and unpaid interest of approximately $120,000.

The chairman of the board of the Company has personally guaranteed up to $1 million of the Restructured Notes and two other non-related individuals each guaranteed $500,000 of the Restructured Notes.    Additionally, the Company agreed to compensate the financial advisor with 150,000 shares of common stock valued at $112,500 and a fee of 2% of the Restructured Notes in an amount totaling $37,500, payable quarterly, which has not yet been paid.  As of November 23, 2007, the Company has not paid the interest due for the three months ended September 30, 2007, and accordingly is in default on the Restructured Notes.  Additionally, holders of $275,000 of the Promissory Notes have demanded repayment.

On November 23, 2007, the Registrant received a notice dated November 21, 2007 from the financial advisor containing a Notice of Default and Acceleration of Principal Amount Due on the Restructured Notes.  The notice demanded payment of all outstanding principal and interest due on the Restructured Notes on or before December 6, 2007.  The notice also demanded payment of accrued but unpaid financial advisor compensation of $27,000 plus $10,000 in legal fees.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FASTFUNDS FINANCIAL CORPORATION
Date: November 29, 2007	By: /s/ Thomas B. Olson Thomas B. Olson, Secretary